Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-269466 on Form S-4, of our report dated March 30, 2022 relating to the financial statements of IsoPlexis Corporation. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
February 8, 2023